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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205753

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class A common stock, par value $0.01 per share	2,817,500	$62.24	$175,361,200	$17,658.88

(1)
Estimated solely for purposes of calculating the amount of the registration fee. In accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended, the price shown is the average of the high and low selling prices of the Class A common stock on June 2, 2016, as reported on the New York Stock Exchange.

Prospectus Supplement to Prospectus dated July 20, 2015

2,450,000 Shares

Adeptus Health Inc.

Class A Common Stock

          This is a public offering of shares of Class A common stock of Adeptus Health Inc.

          We are offering 1,543,162 shares of our Class A common stock and SCP III AIV THREE-FCER Conduit, L.P., or the selling stockholder, is offering 906,838 shares of our Class A common stock. We intend to use the net proceeds from this offering received by us to purchase, for cash, 1,543,162 limited liability company units of Adeptus Health LLC, our direct subsidiary, from certain of the unit holders of Adeptus Health LLC specified herein, including certain of our directors and executive officers. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder. The selling stockholder will receive all of the net proceeds from the sale of the shares of Class A common stock being sold by it.

          Our Class A common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "ADPT". On June 2, 2016, the last reported sale price of our Class A common stock on the NYSE was $62.24 per share.

          Investing in our Class A common stock involves significant risks. See "Risk Factors" beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about factors you should consider before buying shares of our Class A common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$62.00	$151,900,000
Underwriting discount	$1.4725	$3,607,625
Proceeds, before expenses, to Adeptus Health Inc.	$60.5275	$93,403,738
Proceeds, before expenses, to the selling stockholder	$60.5275	$54,888,637

          To the extent that the underwriter sells more than 2,450,000 shares of our Class A common stock, the underwriter has the option to purchase up to an additional 367,500 shares from us and the selling stockholder at the public offering price less the underwriting discount.

          The underwriter expects to deliver the shares of Class A common stock on or about June 8, 2016.

Goldman, Sachs & Co.

The date of this prospectus supplement is June 2, 2016.

Prospectus Supplement

S-i

          We and the underwriter (and any of our or its affiliates) have not done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who obtain this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement outside of the United States.

          Unless we state otherwise or the context otherwise requires, (i) the terms "Adeptus Health", "Adeptus", "we", "us", "our" and the "Company" refer to Adeptus Health Inc. and its consolidated subsidiaries, (ii) the term "Sponsor" refers to Sterling Partners, (iii) the term the "Pre-IPO Unit Holders" refers to certain of the owners of Adeptus Health LLC prior to the consummation of our initial public offering in June 2014, (iv) the term the "Post-IPO Unit Holders" refers to funds affiliated with our Sponsor, a fund affiliated with our founder and certain members of management and our board of directors, and (v) the term the "Merged Owner" refers to SCP III AIV THREE-FCER Conduit, L.P., one of the Pre-IPO Unit Holders and an affiliate of our Sponsor, which received shares of Class A common stock in connection with the merger of SCP III AIV THREE-FCER Blocker, Inc. with Adeptus Health Inc in connection with our initial public offering.

S-ii

 PRESENTATION OF CERTAIN FINANCIAL MEASURES

          This prospectus supplement includes references to Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, further adjusted to eliminate the impact of certain additional items, including, facility preopening expenses, stock compensation expense and other non-recurring costs, losses or gains, and to Adjusted earnings per share, which is defined as earnings per share related to our overall operation, including controlling and non-controlling interests, as adjusted to exclude certain additional items, including, facility preopening expenses, stock compensation expense and other non-recurring costs, losses or gains and an adjustment for taxes in order to establish a normalized tax rate of 35% for comparability purposes, divided by the aggregate number of shares of Class A and Class B common stock expected to be outstanding as of the end of the period.

          These non-GAAP financial measures are commonly used by management and investors as performance measures. Our non-GAAP financial measures are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. These non-GAAP financial measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance. Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies. A reconciliation of these forward-looking non-GAAP measures to the most directly comparable GAAP measure has not been provided in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts as a result of certain of the adjustments utilized, including taxes.

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of shares of Class A common stock and adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part is the accompanying prospectus, which we refer to as the "accompanying prospectus". The accompanying prospectus contains a description of our capital stock and gives more general information, some of which may not apply to the shares of Class A common stock offered hereby. The accompanying prospectus also incorporates by reference documents that are described under "Information Incorporated by Reference" in that prospectus.

          You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. Neither we, the selling stockholder nor the underwriter have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates set forth therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

          Neither we, the selling stockholder nor the underwriter are making an offer of any securities other than the registered securities to which this prospectus supplement and the accompanying

S-iii

prospectus relate. We and the underwriter (and any of our or its affiliates) have not done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who obtain this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement outside of the United States.

          Certain monetary amounts, percentages and other figures included in this prospectus supplement or documents incorporated by reference herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

S-iv

SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus supplement or documents incorporated by reference herein, but it does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus supplement carefully, including the matters discussed under the heading "Risk Factors" and the detailed information that is incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015(as amended by Amendment No. 1 on Form 10-K/A that we filed on March 30, 2016 and Amendment No. 2 on Form 10-K/A that we filed on May 20, 2016) (including, without limitation, matters discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in our consolidated financial statements and related notes), and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (as amended by Amendment No. 1 on Form 10-Q/A that we filed on May 20, 2016) (including, without limitation, matters discussed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in our unaudited condensed consolidated financial statements and related notes). In this prospectus supplement, our "Annual Report" refers to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on February 29, 2016 (as amended by Amendment No. 1 on Form 10-K/A that we filed on March 30, 2016 and Amendment No. 2 on Form 10-K/A that we filed on May 20, 2016) and our "Quarterly Report" refers to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 that we filed with the SEC on April 29, 2016 (as amended by Amendment No. 1 on Form 10-Q/A that we filed on May 20, 2016) each of which is incorporated by reference herein. See "Incorporation by Reference". Some of the statements in this prospectus supplement or documents incorporated by reference herein constitute forward-looking statements. For more information, see "Special Note Regarding Forward-Looking Statements".

Company Overview

          We are a patient-centered healthcare organization providing emergency medical care through the largest network of freestanding emergency rooms in the United States and partnerships with leading healthcare systems. In Texas, we own and operate First Choice Emergency Rooms and, in partnership with Texas Health Resources, operate First Texas Hospital in Dallas-Fort Worth. In Colorado, in partnership with University of Colorado Health, we operate UCHealth Emergency Rooms. Together with Dignity Health, we also operate Dignity Health Arizona General Hospital and freestanding emergency departments in Arizona. Adeptus Health is the largest and oldest network of freestanding emergency rooms in the United States. We have experienced rapid growth in recent periods, growing from 14 freestanding facilities at the end of 2012 to 88 freestanding facilities and two fully licensed general hospitals at March 31, 2016. We own and/or operate facilities currently located in the Houston, Dallas/Fort Worth, San Antonio and Austin, Texas markets, as well as in the Colorado Springs and Denver, Colorado and Phoenix, Arizona markets. In the Arizona and Dallas/Fort Worth markets, each of the freestanding facilities are outpatient departments of our hospitals in those markets.

          Since our founding in 2002, our mission has been to address the need within our local communities for immediate and convenient access to quality emergency care in a patient-friendly, cost-effective setting. We believe we are transforming the emergency care experience with a differentiated and convenient care delivery model which improves access, reduces wait times and provides high-quality clinical and diagnostic services on-site. Our facilities are fully licensed and provide comprehensive, emergency care with an acuity mix that we believe is comparable to hospital-based emergency rooms.

Recent Initiatives

Joint Venture with University of Colorado Health

          On April 21, 2015, we announced a new partnership with University of Colorado Health, or UCHealth, to improve access to high-quality and convenient emergency medical care in Colorado. Under the partnership, UCHealth holds a majority stake in our freestanding emergency rooms throughout Colorado Springs, northern Colorado and the Denver metro area. The Company contributed the 12 existing freestanding emergency rooms it held in Colorado, which have since been rebranded as UCHealth emergency rooms, and the related business associated with these facilities to the joint venture. The partnership will also include hospital locations planned for Colorado Springs and Denver.

Joint Venture with Ochsner Health System

          In September 2015, the Company announced the formation of a new partnership with New Orleans-based Ochsner Health System to enhance access to emergency medical care in Louisiana. The joint venture will include a hospital and multiple freestanding emergency departments in locations still to be determined.

Joint Venture with Mount Carmel Health System

          In February 2016, the Company announced expansion into Ohio and a new partnership with Mount Carmel Health System. The partnership will include numerous freestanding emergency rooms in the Columbus, Ohio market.

Joint Venture with Texas Health Resources

          In May 2016, the Company announced a joint venture with Texas Health Resources to increase access to high quality, convenient emergency medical care in the Dallas-Fort Worth area. Under the joint venture, the Company's 27 freestanding First Choice Emergency Rooms in North Texas, and its First Texas Hospital in Carrollton, will become aligned with Texas Health Resources, which is made up of 25 acute-care and short-stay hospitals throughout North Texas.

          We currently do not consolidate the financial results of the operations of any joint venture and may not consolidate the results of the operations of future joint ventures. While revenues from unconsolidated joint ventures are not recorded as revenues by us for GAAP reporting purposes, equity in earnings (loss) of joint ventures will likely be a significant portion of our overall earnings.

First Texas Hospital

          On November 4, 2015, the Company opened a full-service hospital facility in Carrollton, Texas, a suburb of the Dallas/Fort Worth Metroplex. This facility received its Centers for Medicare and Medicaid Services, or CMS, certification from the Joint Commission on November 4, 2015. CMS certification allows us to receive reimbursement for services provided to Medicare and Medicaid patients of the hospital and its freestanding emergency departments in the Dallas/Fort Worth market. First Texas Hospital is a full-service healthcare hospital facility, licensed by the state as a general hospital. Spanning 77,000 square feet, the hospital has 50 inpatient rooms, three operating rooms for inpatient and outpatient surgical procedures, an emergency department, a high-complexity laboratory and a full radiology suit.

Recent Developments

Update to Full Year 2016 Guidance and 2016 Quarter Results

          We expect our full year 2016 systemwide net patient services revenue, which includes revenue from our unconsolidated joint ventures, in a range of $640 million to $670 million, Adjusted EBITDA in a range of $110 million to $115 million and Adjusted earnings per share in a range of $2.55 to $2.65. In addition, we expect our second quarter 2016 systemwide net patient services revenue, which includes revenue from our unconsolidated joint ventures, of $140 million to $145 million, Adjusted EBITDA of $22 million to $24 million and Adjusted earnings per share of $0.48 to $0.52.

          Full year 2016 guidance was increased as our Houston hospital is expected to open before December 2016 rather than in early 2017. The Houston hospital will enable 23 of our freestanding emergency rooms in the greater Houston-area to operate as outpatient departments of the hospital and accept both government and commercial insurance. We expect to open our hospital in Broomfield, Colorado during the third quarter 2016 and hospitals in Colorado Springs and New Orleans during the fourth quarter 2016. For the second quarter and full year 2016, our same store volumes and same store revenues are expected to be positive. Results for the second quarter are expected to be impacted by planned operating losses from the First Texas Hospital located in the Dallas-Fort Worth area as well as added costs to augment the corporate operational infrastructure necessary to open and operate the First Texas Hospital located in the Houston area, the two hospitals in Colorado and the hospital in New Orleans, all of which are expected to open in the third and fourth quarters of 2016. The added corporate operational infrastructure is necessary to ensure a smooth transition to higher volumes anticipated in the third and fourth quarters associated with being able to accept both government and commercial insurance at these hospitals and their freestanding outpatient department emergency rooms.

          The foregoing preliminary estimates of our financial results have been prepared by our management on the basis of available information as of the date of this prospectus supplement. Management believes such preliminary estimates have been prepared on a reasonable basis. However, because currently available information is preliminary, such estimates should not be relied on as necessarily indicative of our actual financial results. Financial results are subject to finalization of financial and accounting procedures.

Corporate Information

          Adeptus Health Inc. is organized under the laws of the State of Delaware.

          Our principal executive offices are located at 2941 Lake Vista Drive, Lewisville, Texas 75067 and our telephone number is (972) 899-6666. Our website is www.adhc.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein. Information on our website does not constitute part of this prospectus supplement.

 The Offering

Class A common stock offered by Adeptus Health Inc.	1,543,162 shares.
Class A common stock offered by the selling stockholder	906,838 shares.
Option to purchase additional shares of Class A common stock

We and the selling stockholder have granted the underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase up to 367,500 additional shares of Class A common stock, of which 136,443 will be sold by the selling stockholder and 231,057 sold by the Company, with the proceeds used to purchase an equivalent number of limited liability company units of Adeptus Health LLC, or LLC Units, from certain of our Post-IPO Unit Holders.

Class A common stock outstanding after this offering	16,049,340 shares (or 21,030,444 shares if the Post-IPO Unit Holders were to exchange all of their LLC Units and Class B common stock for Class A common stock on a one-for-one basis).
Class B common stock outstanding after giving effect to this offering

4,981,104 shares. The shares of Class B common stock have no economic rights but entitle the holder to one vote per share on matters presented to stockholders of Adeptus Health Inc. Shares of Class B common stock are generally not transferable other than in connection with an exchange of LLC Units for Class A common stock.

Use of proceeds

The net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions, will be approximately $93.4 million (or $113.1 million if the underwriter exercises in full its option to purchase additional shares of Class A common stock), based on the offering price per share of $62.00. We estimate that our expenses from this offering will be approximately $0.5 million.

We intend to use the proceeds received by us to purchase, for cash, 1,543,162 outstanding LLC Units (or 1,774,219 outstanding LLC Units if the underwriter exercises in full its option to purchase additional shares of Class A common stock) from certain of our Post-IPO Unit Holders at a purchase price per unit equal to the public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions.

We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholder.

If the underwriter exercises in full its option to purchase up to an aggregate of 367,500 additional shares of Class A common stock, we intend to purchase, for cash, 231,057 outstanding LLC Units from certain of our Post-IPO Unit Holders at a purchase price per unit equal to the public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions. The remaining 136,443 shares of Class A common stock subject to the underwriter's option are expected to be Class A common stock to be held by the selling stockholder. We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholder.

Exchange rights of holders of Adeptus Health LLC units

The amended and restated limited liability company agreement of Adeptus Health LLC, or the Amended and Restated Limited Liability Company Agreement, gives the Post-IPO Unit Holders (subject to the terms of the Amended and Restated Limited Liability Company Agreement) the right to exchange their vested LLC Units (together with a corresponding number of shares of our vested Class B common stock) for shares of our Class A common stock on a one-for-one basis. The Post-IPO Unit Holders will hold 4,981,104 LLC Units following this offering and the application of the net proceeds from this offering as described under the heading "Use of Proceeds".

Voting power and ownership	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.
Shares of Class B common stock have no economic rights but entitle the holder to one vote per share on all matters to be voted on by stockholders generally.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Following this offering:

•

Adeptus Health Inc. will hold 16,049,340 LLC Units, representing 76.3% of the economic interest in Adeptus Health LLC (or 16,280,397 LLC Units, representing 77.4% of the economic interest in Adeptus Health LLC, if the underwriter exercises in full its option to purchase additional shares of Class A common stock). That interest will be allocated as follows:

•

public stockholders will collectively own 14,903,084 shares of our Class A common stock, representing 70.9% of the economic interest in Adeptus Health LLC through Adeptus Health Inc. (or 15,270,584 shares of Class A common stock, representing 72.6% of the economic interest in Adeptus Health LLC through Adeptus Health Inc., if the underwriter exercises in full its option to purchase additional shares of Class A common stock), as well as representing an equal percentage of the voting power in Adeptus Health Inc.; and

•

the Merged Owner will own 1,146,256 shares of our Class A common stock, representing 5.5% of the economic interest in Adeptus Health LLC through Adeptus Health Inc. (or 1,009,813 shares of Class A common stock, representing 4.8% of the economic interest in Adeptus Health LLC through Adeptus Health Inc., if the underwriter exercises in full its option to purchase additional shares of Class A common stock), as well as representing an equal percentage of the voting power in Adeptus Health Inc.; and

•

the Post-IPO Unit Holders will hold 4,981,104 LLC Units, representing 23.7% of the economic interest in Adeptus Health LLC (or 4,750,047 LLC Units, representing 22.6% of the economic interest in Adeptus Health LLC, if the underwriter exercises in full its option to purchase additional shares of Class A common stock), and will hold an equal number of shares of Class B common stock representing an equivalent percentage of the voting power in Adeptus Health Inc.

Funds affiliated with our Sponsor, including the Merged Owner through its holdings of our Class A common stock and certain Post-IPO Unit Holders through their holdings of LLC Units and our Class B common stock, will collectively own 12.7% of the economic interest in Adeptus Health LLC (or 11.2% of the economic interest in Adeptus Health LLC, if the underwriter exercises in full its option to purchase additional shares of Class A common stock), as well as an equal percentage of the voting power in Adeptus Health Inc.

See "Description of Capital Stock — Common Stock" in the accompanying prospectus.
Dividend policy

We do not currently plan to pay a dividend on our Class A common stock. The declaration, amount and payment of any future dividends on shares of Class A common stock will be at the sole discretion of our board of directors.

Risk factors

You should read the "Risk Factors" section of this prospectus supplement and the "Risk Factors" section of our Annual Report for a discussion of factors that you should consider carefully before deciding to invest in our Class A common stock.

NYSE ticker symbol	"ADPT".
Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders

For a discussion of certain U.S. federal income and estate tax consequences that may be relevant to certain prospective stockholders who are not individual citizens or residents of the United States, see "Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders".

          In this prospectus supplement, unless otherwise indicated, the number of shares of Class A common stock outstanding and the other information based thereon:

  •
  does not reflect any exercise by the underwriter of its option to purchase 367,500 additional shares of our Class A common stock from us and the selling stockholder;

  •
  does not reflect 4,981,104 shares of Class A common stock issuable upon exchange of LLC Units (together with a corresponding number of shares of Class B common stock) that will be held by the Post-IPO Unit Holders immediately following this offering; and

  •
  does not reflect 490,964 shares of Class A common stock that may be issued under our equity incentive plan as of March 31, 2016.

RISK FACTORS

          An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below and in the "Risk Factors" section of our Annual Report, together with the other information in this prospectus supplement or documents incorporated by reference herein, before deciding whether to purchase our Class A common stock. If any of the risks described below or in the documents incorporated by reference herein actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In any such case, the trading price of our Class A common stock could decline and you could lose all or part of your investment. The risks described below or in the documents incorporated by reference herein are not the only risks we face. Additional risks we are not presently aware of or that we currently believe are immaterial could also materially adversely affect our business, financial condition, results of operations or prospects.

Risks Related to this Offering and Our Class A Common Stock

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

          The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the consummation of this offering, we will have 16,049,340 outstanding shares of Class A common stock. This number includes shares of our Class A common stock we are selling in this offering, which may be resold immediately in the public market. In addition, after the consummation of this offering, the Merged Owner will hold 1,146,256 shares of Class A common stock and the Post-IPO Unit Holders will hold 4,981,104 LLC Units. See "Shares Eligible for Future Sale".

          In addition, the Post-IPO Unit Holders (or certain permitted transferees thereof) will have the right (subject to the terms of the Amended and Restated Limited Liability Company Agreement) to exchange their vested LLC Units (together with a corresponding number of shares of our vested Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications. These exchanges, or the possibility these exchanges may occur, might also make it more difficult for holders of our Class A common stock to sell such stock in the future at a time and at a price that they deem appropriate.

          We, our executive officers, directors and certain other holders of our Class A common stock, including the selling stockholder, have agreed not to sell or transfer any of our Class A common stock or securities convertible into, exchangeable for, exercisable for or repayable with our Class A common stock (including LLC Units), for 60 days after the date of this prospectus supplement without first obtaining the written consent of the underwriter, subject to customary exceptions.

          In connection with our initial public offering, we entered into a registration rights agreement pursuant to which the Post-IPO Unit Holders, their affiliates and certain of their transferees have the ability to cause us to register the shares of our Class A common stock they acquired or will receive upon exchange of their LLC Units (together with a corresponding number of shares of our Class B common stock).

The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline or could subject us to litigation.

          The market for equity securities worldwide experiences significant price and volume fluctuations that could result in a reduced market price of our Class A common stock, even if our operating performance is strong. In addition, general economic, market or political conditions could have an adverse effect on our stock price. Our Class A common stock price could also suffer significantly if our operating results are below the expectations of analysts and investors. Investors may be unable to resell their shares of our Class A common stock at or above your purchase price, if at all. In addition, when the market price of a company's common stock drops significantly, stockholders sometimes institute securities class action lawsuits against that company. A securities class action lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

If securities analysts do not publish research or reports about our business or if they downgrade our company or our sector, the price of our Class A common stock could decline.

          The trading market for our Class A common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not influence or control the reporting of these analysts. If one or more of the analysts who do cover us downgrade or provide a negative outlook on our company or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause the price of our Class A common stock to decline.

Risks Related to Our Organizational Structure

Adeptus Health Inc.'s only material asset is its interest in Adeptus Health LLC, and it is accordingly dependent upon distributions from Adeptus Health LLC to pay taxes and pay dividends.

          Adeptus Health Inc. is a holding company that was formed in connection with our initial public offering and has no material assets other than its ownership of LLC Units. Adeptus Health Inc. has no independent means of generating revenue. Adeptus Health Inc. intends to cause Adeptus Health LLC to make distributions to its unitholders in an amount sufficient to cover all applicable taxes at assumed tax rates and dividends, if any. Deterioration in the financial condition, earnings or cash flow of Adeptus Health LLC and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent Adeptus Health Inc. needs funds, and Adeptus Health LLC is restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or is otherwise unable to provide such funds, it could materially adversely affect our business, prospects, results of operations or financial condition.

          Payments of dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications of the payment of dividends by us to our stockholders or by our subsidiaries (including Adeptus Health LLC) to us, and such other factors as our board of directors may deem relevant. First Choice ER, LLC and its subsidiaries are currently subject to certain restrictions and covenants under our senior secured credit facility, as amended, or the Senior Secured Credit Facility, including limits on amounts of leverage, interest charges and capital expenditures. These restrictions and covenants may restrict the ability of those entities to make distributions to Adeptus Health Inc. Any additional financing arrangement we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition,

Adeptus Health LLC is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Adeptus Health LLC (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Adeptus Health LLC are generally subject to similar legal limitations on their ability to make distributions to Adeptus Health LLC.

Adeptus Health Inc. is required to pay the Post-IPO Unit Holders and the Merged Owner certain tax benefits they may claim arising in connection with this offering and related transactions and subsequent exchanges in the future, and the amounts it may pay could be significant.

          In connection with our initial public offering, we entered into a tax receivable agreement with the Post-IPO Unit Holders and the Merged Owner, providing for the payment by Adeptus Health Inc. to the Post-IPO Unit Holders of 85% of the benefits, if any, that Adeptus Health Inc. is deemed to realize as a result of increases in tax basis and certain other tax benefits.

          We expect the payments that Adeptus Health Inc. may make under the tax receivable agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise or if distributions to Adeptus Health Inc. by Adeptus Health LLC are not sufficient to permit Adeptus Health Inc. to make payments under the tax receivable agreement after it has paid taxes. The payments under the tax receivable agreement are not conditioned upon the Post-IPO Unit Holders' or Merged Owner's continued ownership of us.

          Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the relative value of our assets at the time of the exchange, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we realize in the future and the tax rate then applicable, our use of loss carryovers and the portion of our payments under the tax receivable agreement constituting imputed interest or depreciable or amortizable basis.

          We are not aware of any issue that would cause the IRS to challenge a tax basis increase; however, if the IRS were successful in making such a challenge, we would not be reimbursed for any payments that may previously have been made under the tax receivable agreement if it is later determined that we did not receive the anticipated corresponding tax benefit. As a result, in certain circumstances we could make payments under the tax receivable agreement in excess of our cash tax savings.

Our corporate structure may result in conflicts of interest between our stockholders and the holders of LLC Units.

          We hold our assets and conduct substantially all of our operations through Adeptus Health LLC, which may in the future issue additional LLC Units to third parties. Persons holding LLC Units would have the right to vote on certain amendments to the limited liability company agreement of Adeptus Health LLC, as well as on certain other matters. Persons holding these voting rights may exercise them in a manner that conflicts with the interests of our stockholders. Circumstances may arise in the future when the interests of members in Adeptus Health LLC conflict with the interests of our stockholders. As we are the managing member of Adeptus Health LLC, we have fiduciary duties to the other members of Adeptus Health LLC that may conflict with fiduciary duties our officers and directors owe to our stockholders. These conflicts may result in decisions that are not in the best interests of stockholders.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

          Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

  •
  authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend or other rights or preferences superior to the rights of the holders of Class A common stock;

  •
  expressly authorize the board of directors to make, alter or repeal our by-laws by majority vote; and

  •
  establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

          These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our Class A common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See "Description of Capital Stock" in the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus supplement contains and incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events, development and results with respect to, without limitation, conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy under the heading "Summary" (including the update to guidance for the fiscal year ending December 31, 2016, as described under the heading "— Recent Developments") in this prospectus supplement and under the headings "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business" in our Annual Report, and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "outlook", "aim", "anticipate", "are confident", "estimate", "expect", "will be", "will continue", "will likely result", "project", "intend", "plan", "believe", "see", "look to" and other words and terms of similar meaning or the negative versions of such words in connection with a discussion of future operating or financial performance. Forward-looking statements speak only as of the date made. All statements we make relating to our estimated and projected earnings, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the heading "Risk Factors" and elsewhere in this prospectus supplement and under the heading "Risk Factors" in our Annual Report, including, without limitation, in conjunction with the forward-looking statements included and incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include without limitation:

  •
  our ability to implement our growth strategy;

  •
  our ability to maintain sufficient levels of cash flow to meet growth expectations;

  •
  our ability to protect our brand;

  •
  federal and state laws and regulations relating to our facilities, which could lead to the incurrence of significant penalties by us or require us to make significant changes to our operations;

  •
  our ability to locate available facility sites on terms acceptable to us;

  •
  competition from hospitals, clinics and other emergency care providers;

  •
  our dependence on payments from third-party payors;

  •
  our ability to source and procure new products and equipment to meet patient preferences;

  •
  our reliance on Medical Properties Trust, or MPT, and the MPT Master Funding and Development Agreements;

  •
  disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory, to pay for capital expenditures and operating costs;

  •
  our ability or the ability of our healthcare system partners to negotiate favorable contracts or renew existing contracts with third-party payors on favorable terms;

  •
  significant changes in our payor mix or case mix resulting from fluctuations in the types of cases treated at our facilities;

  •
  significant changes in rules, regulations and systems governing Medicare and Medicaid reimbursements;

  •
  material changes in the Internal Revenue Service, or the IRS, revenue rulings, case law or the interpretation of such rulings;

  •
  shortages of, or quality control issues with, emergency care-related products, equipment and medical supplies that could result in a disruption of our operations;

  •
  the intense competition we face for patients, physician use of our facilities, strategic relationships and commercial payor contracts;

  •
  the fact that we may be subject to significant malpractice and related legal claims;

  •
  the growth of patient receivables or the deterioration in the ability to collect on those accounts;

  •
  the impact on us of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, which represents a significant change to the healthcare industry;

  •
  ensuring our continued compliance with Health Insurance Portability and Accountability Act of 1996, which could require us to expend significant resources and capital; and

  •
  Our ability to maintain proper and effective internal controls necessary to provide accurate financial statements on a timely basis.

          Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and in the documents incorporated by reference herein. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus supplement or incorporated by reference. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

 USE OF PROCEEDS

          The net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $93.4 million, or approximately $113.1 million if the underwriter exercises in full its option to purchase additional shares of Class A common stock, in each case based on the offering price per share of $62.00, after deducting underwriting discounts and commissions payable by us. We intend to use all of the net proceeds received by us to purchase, for cash, 1,543,162 outstanding LLC Units (or 1,774,219 outstanding LLC Units if the underwriter exercises in full its option to purchase additional shares of Class A common stock) from certain of the Post-IPO Unit Holders, at a purchase price per unit equal to the public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions. We will not retain any of the net proceeds from this offering. We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholder.

          If the underwriter exercises in full its option to purchase up to an aggregate of 367,500 additional shares of Class A common stock, we intend to purchase, for cash, 231,057 outstanding LLC Units from certain of the Post-IPO Unit Holders at a purchase price per unit equal to the public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions. The remaining 136,443 shares of Class A common stock subject to the underwriter's option to purchase additional shares are expected to be Class A common stock to be held by the selling stockholder. We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholder.

 PRICE RANGE OF OUR CLASS A COMMON STOCK

          Shares of our Class A common stock have been listed and traded on the NYSE under the symbol "ADPT" since June 25, 2014. The following table sets forth, for the periods indicated, the high and low intra-day sale prices in dollars on the NYSE for our Class A common stock.

Quarter Ended	High	Low
June 25, 2014 through June 30, 2014	$26.75	$25.00
September 30, 2014	$29.33	$23.35
December 31, 2014	$38.78	$24.22
March 31, 2015	$50.62	$30.12
June 30, 2015	$95.93	$47.05
September 30, 2015	$123.97	$79.16
December 31, 2015	$90.71	$45.50
March 31, 2016	$64.70	$37.13
June 30, 2016 (through June 2, 2016)	$73.44	$49.82

          There is no trading market for shares of our Class B common stock.

          On June 2, 2016, the last reported sale price of our Class A common stock on the NYSE was $62.24 per share. As of June 2, 2016, there were approximately 220 stockholders of record of our Class A common stock and 22 stockholders of record of our Class B common stock. These figures do not reflect the beneficial ownership or shares held in nominee name, nor do they include holders of any restricted stock units.

SELLING STOCKHOLDER

          The following table sets forth information regarding the beneficial ownership of our Class A common stock as of April 30, 2016 by (1) each person known to us to beneficially own more than 5% of our voting securities and whose ownership will be reduced as a result of the offering, (2) the selling stockholder, (3) each of our directors, (4) each of our named executive officers and (5) all directors and executive officers as a group.

          The number of shares of Class A common stock outstanding and percentage of beneficial ownership before this offering set forth below are based on the number of shares issued and outstanding immediately prior to the consummation of this offering. The number of shares of Class A common stock and percentage of beneficial ownership after the consummation of this offering set forth below are based on the number of shares to be issued and outstanding immediately after the consummation of this offering.

          Beneficial ownership is determined in accordance with the rules of the SEC. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to exchange or conversion rights (including such rights of holders of LLC Units (together with a corresponding number of shares of our Class B common stock) because they are exchangeable into shares of our Class A common stock at any time) that are currently exchangeable or exercisable or that are exchangeable or exercisable within 60 days of April 30, 2016.

          To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock.

	Class A Common Stock Beneficially Owned(2)					Combined Voting Power(3)(4)(5)

	Class A Common Stock Beneficially Owned Prior to the Offering(2)	Shares of Class A Common Stock Offered(2)	Shares of Class A Common Stock Subject to Underwriter's Option(2)(6)	After the Offering Assuming Underwriter's Option is Not Exercised	After the Offering Assuming Underwriter's Option is Exercised in Full	Prior to the Offering	After the Offering Assuming Underwriter's Option is Not Exercised	After the Offering Assuming Underwriter's Option is Exercised in Full

Name of Beneficial Owner(1)	Number	Number	Number	Number	Number	%	%	%

Funds affiliated with Sterling Partners(5)	4,805,710	2,134,133	321,103	2,671,577	2,350,474	22.9%	12.7%	11.2%
5-N Investments, LLC	1,447,778	—	—	1,447,778	1,447,778	6.9%	6.9%	6.9%
Named Executive Officers:
Thomas S. Hall	558,915	181,746	27,346	377,169	349,823	2.7%	1.8%	1.7%
Graham B. Cherrington	140,508	41,003	6,169	99,505	93,336	*	*	*
Timothy L. Fielding	74,322	20,381	3,067	53,941	50,874	*	*	*
Andrew Jordan	63,810	20,757	3,123	43,053	39,930	*	*	*
Traci Bowen	27,648	7,556	1,137	20,092	18,955	*	*	*
Directors:
Richard Covert	1,451,666	—	—	1,451,666	1,451,666	6.9%	6.9%	6.9%
Daniel W. Rosenberg(5)	4,805,710	2,134,133	321,103	2,671,577	2,350,474	22.9%	12.7%	11.2%
Gregory W. Scott	20,037	—	—	20,037	20,037	*	*	*
Ronald L. Taylor	54,947	16,444	2,474	38,503	36,029	*	*	*
Jeffery S. Vender	31,406	5,000	—	26,406	26,406	*	*	*
Stephen M. Mengert	1,772	—	—	1,772	1,772	*	*	*
Steven V. Napolitano	5,592	—	—	5,592	5,592	*	*	*
Directors and executive officers as a group (12 persons)	7,236,333	2,427,020	364,419	4,809,313	4,444,894	34.4%	22.9%	21.1%

*
Less than 1 percent of Class A common stock outstanding.

(1)
Unless otherwise indicated below, the address of each beneficial owner in the table above is c/o Adeptus Health Inc., 2941 Lake Vista Drive, Lewisville, Texas 75067. The address for funds affiliated with Sterling Partners is Sterling Partners, 401 North Michigan Avenue, Suite 3300, Chicago, Illinois 60611.

(2)
Subject to the exchange provisions of the Amended and Restated Limited Liability Company Agreement, each LLC Unit (together with a corresponding number of shares of our Class B common stock) held by the Post-IPO Unit Holders is exchangeable for shares of our Class A common stock on a one-for-one basis. Beneficial ownership of LLC Units has also been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Units may be exchanged.

(3)
If the underwriter's option to purchase additional shares is exercised in full, the selling stockholder will sell an additional 136,443 shares of Class A common stock, and the Company will purchase, for cash, 231,057 LLC Units from a fund affiliated with Sterling Partners. Assuming full exercise of this option as set forth above, funds affiliated with Sterling Partners will hold a combined voting power in Adeptus Health Inc. of 11.2% after this offering.

(4)
The number of shares reported under "Combined Voting Power" represents the holder's (a) Class A common stock beneficially owned (determined as set forth above), as well as (b) unvested shares of Class B common stock (and a corresponding number of unvested LLC Units) that will not vest within 60 days of April 30, 2016. See "Description of Capital Stock — Common Stock" in the accompanying prospectus.

(5)
According to information known to the Company, represents (a) 2,053,094 shares of Class A common stock held by SCP III AIV THREE-FCER Conduit, L.P. ("Sterling AIV Conduit"), as to which Sterling AIV Conduit has sole voting and dispositive power, (b) 2,747,023 shares of Class B common stock (and a corresponding number of LLC Units) held by SCP III AIV THREE-FCER, L.P. ("Sterling AIV") convertible into shares of Class A common stock, as to which Sterling AIV has sole voting and dispositive power and (c) an aggregate of 5,593 shares of Class A common stock granted to certain designees of funds affiliated with Sterling Partners, Mr. Rosenberg, which shares are held on behalf of Sterling Fund Management, LLC, which acts as an advisor to Sterling AIV Conduit and Sterling AIV. Sterling Capital Partners III, LLC is the general partner of SC Partners III, L.P., which is the general partner of each of Sterling AIV Conduit and Sterling AIV and, as a result, each of Sterling Capital Partners III, LLC and SC Partners III, L.P. may be deemed to beneficially own the securities beneficially owned by each of Sterling AIV Conduit and Sterling AIV. Steven M. Taslitz, Merrick M. Elfman, Douglas L. Becker, Eric D. Becker and R. Christopher Hoehn-Saric, as the managers of Sterling Capital Partners III, LLC and the managers of the general partner of the sole owner of Sterling Fund Management, LLC, may be deemed to beneficially own the securities held by Sterling AIV Conduit and Sterling AIV and held on behalf of Sterling Fund Management LLC. Sterling AIV Conduit is the selling stockholder in this offering.

(6)
Of the 367,500 shares of Class A common stock subject to the underwriter's option, 136,443 will be sold by the selling stockholder and 231,057 will be sold by the Company, with the proceeds used to purchase an equivalent number of LLC Units from certain of our Post-IPO Unit Holders.

SHARES ELIGIBLE FOR FUTURE SALE

          The sale of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock.

          Upon completion of this offering, we will have a total of 16,049,340 shares of our Class A common stock outstanding, or 16,280,397 shares assuming the underwriter exercises in full its option to purchase additional shares. Of these shares, 14,477,097, or 14,844,597 assuming the underwriter exercises in full its option to purchase additional shares of Class A common stock, will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates". Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

          In addition, upon consummation of this offering, the Merged Owner will beneficially own 1,146,256 shares of our Class A common stock and the Post-IPO Unit Holders will beneficially own 4,981,104 LLC Units in Adeptus Health LLC. Pursuant to the terms of the Amended and Restated Limited Liability Company Agreement and our amended and restated certificate of incorporation, the Post-IPO Unit Holders will be able to, from time to time, exchange their vested LLC Units (together with a corresponding number of shares of our vested Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications.

          Shares of our Class A common stock held by the Merged Owner are considered "restricted securities", as defined in Rule 144. As a result, absent registration under the Securities Act or compliance with Rule 144 thereunder or an exemption therefrom, these shares of Class A common stock are not freely transferable to the public. In connection with our initial public offering, we entered into a registration rights agreement with the Pre-IPO Unit Holders, including the Merged Owner, pursuant to which we granted the Pre-IPO Unit Holders registration rights that would require us to register under the Securities Act the resale of these shares of Class A common stock (including shares of our Class A common stock received in exchange for a corresponding number of LLC Units and shares of Class B common stock). Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

          In addition, (i) on June 24, 2014, we filed a registration statement on Form S-8 under the Securities Act registering 1,033,500 shares of Class A common stock to be issued or reserved for issuance under our 2014 Omnibus Incentive Plan and (ii) on May 27, 2016 we filed a registration statement on Form S-8 under the Securities Act registering 285,336 shares of Class A common stock to be issued or reserved for issuance under the Adeptus Health Inc. Stock Purchase Plan. Accordingly, shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or lock-up restriction described below.

Rule 144

          In general, under Rule 144, as currently in effect, a person who is not deemed to be our affiliate for purposes of the Securities Act or to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares of our Class A common stock without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of our Class A common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares of our Class A common stock without complying with any of the requirements of Rule 144. In general, under Rule 144 as currently in effect, our affiliates or persons selling Class A common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the number of shares of our Class A common stock then outstanding and (2) the average weekly trading volume of the shares of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 by our affiliates or persons selling Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

          In general, under Rule 701 under the Securities Act, an employee, consultant or advisor who acquired shares of our Class A common stock from us prior to our initial public offering in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period restriction, contained in Rule 144.

Lock-Up Agreements

          We, our executive officers, directors and certain other holders of our Class A common stock, including the selling stockholder, have agreed not to sell or transfer any of our Class A common stock or securities convertible into, exchangeable for, exercisable for or repayable with our Class A common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of the underwriter, subject to customary exceptions. The lock-up agreements do not preclude holders of LLC Units from exchanging such units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock, provided that shares of Class A common stock acquired in connection with any such exchanges will be subject to the restrictions provided for in the lock-up agreements.

CERTAIN UNITED STATES FEDERAL INCOME
AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

          The following is a summary of certain United States federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of shares of our Class A common stock as of the date hereof. Except where noted, this summary deals only with shares of Class A common stock purchased in this offering that are held as capital assets by a non-U.S. holder.

          A "non-U.S. holder" means a beneficial owner of shares of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that, for United States federal income tax purposes, is not any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

          This summary is based upon provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, "controlled foreign corporation", "passive foreign investment company", a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

          We have not and will not seek any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our Class A common stock that are different from those discussed below.

          If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our Class A common stock, you should consult your tax advisors.

          If you are considering the purchase of shares of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the shares of Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

          In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder's Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder's adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under " — Gain on Disposition of Class A Common Stock").

          Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

          A non-U.S. holder of shares of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our Class A common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

          A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

          Subject to discussions below of backup withholding and FATCA, any gain realized by a non-U.S. holder on the sale or other disposition of shares of our Class A common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes and certain other conditions are met.

          A non-U.S. holder described in the first bullet point above will be subject to United States federal income tax on the gain from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

          Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

          Shares of our Class A common stock that are held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

          Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

          A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

          Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

          Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements Under FATCA

          Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as "FATCA"), a 30% United States federal withholding tax may apply to any dividends paid on shares of our Class A common stock and, for a disposition of our Class A common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a "foreign financial institution" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a "non-financial foreign entity" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the heading " — Dividends", the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of shares of our Class A common stock.

UNDERWRITING

          Goldman, Sachs & Co. is acting as the sole book-running manager and underwriter of the offering. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase 2,450,000 shares from us and the selling stockholder.

          The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to certain conditions precedent and that the underwriter will purchase all of the shares, other than those covered by the option to purchase additional shares described below, if any are purchased.

          Shares sold by the underwriter to the public will initially be offered at the price to the public set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.8835 per share from the price to the public. After the initial offering of the shares, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

          The underwriter has an option to buy up to an additional 367,500 shares in aggregate from us (up to 231,057 shares) and the selling stockholder (up to 136,443 shares) to cover sales by the underwriter of greater than 2,450,000 shares. The underwriter may exercise that option for 30 days.

          The following tables show the per share and total underwriting discounts and commissions to be paid by us to the underwriter. Such amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase 367,500 additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$1.4725	$1.4725
Total	$2,272,306.05	$2,612,537.48

Paid by the Selling Stockholder

	No Exercise	Full Exercise

Per Share	$1.4725	$1.4725
Total	$1,335,318.96	$1,536,231.27

          The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.5 million.

          Adeptus Health Inc. and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

          Adeptus Health Inc., its executive officers and directors and certain other holders of its Class A common stock, including the selling stockholder, have agreed, subject to certain specified exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our Class A common stock or other securities convertible into or exchangeable or exercisable for shares of our Class A common stock or derivatives of Class A common stock, or Class A common stock issuable upon exercise of options or warrants during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the underwriter.

          The underwriter may make a market in the shares after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the shares or that an active public market for the shares will develop.

          In connection with the offering and any subsequent market-making activities, the underwriter may purchase and sell shares of Class A common stock in the open market. These transactions may include stabilizing transactions, which consist of various bids for or purchases of shares of Class A common stock made by the underwriter in the open market prior to the completion of the offering, or other purchases. In addition, the underwriter may engage in short sales and purchases to cover positions created by short sales in connection with any market-making activities. Short sales would involve the sale by the underwriter of a greater number of securities than it then holds, and must be closed out by purchasing those securities in the open market. Stabilizing transactions and purchases to cover a short position, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the stock exchange on which our shares are listed, in the over-the-counter market or otherwise.

Relationships

          The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to Adeptus Health Inc. for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve our securities and instruments. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

          The underwriter does not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Notice to Prospective Investors in Canada

          The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in Canadian National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Ontario Securities Act, and are permitted clients, as defined in Canadian National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of Canadian National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are qualified investors as defined in the Prospectus Directive;

  (b)
  to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the issuer or the underwriter for any such offer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

          The underwriter has represented, warranted and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

          This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre

          This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

 LEGAL MATTERS

          The validity of the shares of Class A common stock offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriter by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

          The consolidated financial statements of Adeptus Health Inc. and its subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The report of KPMG LLP dated February 29, 2016 on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company's risk assessment process failed to design and implement appropriate process level and monitoring controls over revenue billing transactions and related accounts receivable performed by a third-party service provider on their behalf and internal control activities designed to ensure revenue transaction data being transferred to the third-party service provider is complete and accurate.

          The consolidated financial statements of UCHealth Partners LLC and its subsidiaries as of December 31, 2015, and for the period from April 20, 2015 through December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

          The SEC allows us to incorporate certain information in this prospectus supplement by reference to other documents that we file with them. This means that we can disclose information to you for purposes of this prospectus supplement by referring you to other documents on file with the SEC. The information incorporated by reference is an important part of this prospectus supplement.

          We incorporate in this prospectus supplement by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 29, 2016 (as amended by Amendment No. 1 on Form 10-K/A filed on March 30, 2016 and Amendment No. 2 on Form 10-K/A filed on May 20, 2016);

  •
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, filed on April 29, 2016 (as amended by Amendment No. 1 on Form 10-Q/A filed on May 20, 2016);

  •
  our Current Reports on Form 8-K filed on May 16, 2016 and May 17, 2016; and

  •
  all other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

          Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been "furnished" to and not "filed" with the SEC.

          Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or any amendment or supplement to this prospectus supplement.

          We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus supplement is delivered. You may request these documents, at no cost, by writing or telephoning us at the following address:

Adeptus Health Inc.
2941 Lake Vista Drive
Lewisville, Texas 75067
Telephone: (972) 899-6666

          Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Report, are also available on our website at ir.adeptushealth.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

          You should rely only on the information incorporated by reference or provided in this prospectus supplement. Neither we nor the selling stockholder has authorized anyone else to provide you with different information.

 WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, together with the information incorporated by reference herein, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements made in or incorporated by reference herein about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

          In addition, we are subject to the informational requirements of the Exchange Act, and as a result, file annual, quarterly and current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above or inspect them without charge at the SEC's website.

PROSPECTUS

Adeptus Health Inc.

Class A Common Stock

        We may offer and sell shares of our Class A common stock from time to time. We will determine when we sell our Class A common stock, which may be sold on a continuous or delayed basis directly to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and we and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of our Class A common stock. If any agents, dealers or underwriters are involved in the sale of any of our Class A common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts payable to them. Our net proceeds from the sale of our Class A common stock also will be set forth in the applicable prospectus supplement. We also may provide investors with a free writing prospectus that includes this information. In addition, one or more selling stockholders to be named in a prospectus supplement hereto may offer and sell our Class A common stock from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering.

        Each time that we or any selling stockholders sell shares of our Class A common stock using this prospectus, we or any selling stockholders will provide a prospectus supplement and attach it to this prospectus if required. The prospectus supplement or a free writing prospectus will contain more specific information about the offering and the Class A common stock being offered, including the names of any selling stockholders, if applicable, the prices and our net proceeds from the sales of such shares of our Class A common stock. The selling stockholders will receive all of the proceeds from any sales of our Class A common stock owned by them. We will not receive any proceeds from the sale of our Class A common stock by selling stockholders. We may bear a portion of the expenses of the offering of our Class A common stock by one or more selling stockholders, except that the selling stockholders may pay any applicable underwriting fees, discounts or commissions and certain transfer taxes. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to sell shares of our Class A common stock unless accompanied by a prospectus supplement describing the method and terms of the offering.

        You should carefully read this prospectus and any applicable prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in shares of our Class A common stock.

        Our Class A common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "ADPT."

        Investing in shares of our Class A common stock involves risks. You should refer to and consider the information included in the section titled "Risk Factors" on page 2 of this prospectus and the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2015

        You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectuses related hereto that we have prepared. Neither we nor any selling stockholder has authorized anyone to provide you with different information and we and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or free writing prospectus is accurate as of any date other than the respective dates thereof. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we and/or one or more selling stockholders, if applicable, may, from time to time, offer and/or sell shares of our Class A common stock in one or more offerings or resales. This prospectus provides you with a general description of the Class A common stock that we and/or one or more selling stockholders may offer. Each time we sell Class A common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

        The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated or deemed incorporated by reference in this prospectus as described under the heading "Information Incorporated by Reference" and any additional information described under the heading "Where You Can Find More Information" before making an investment in our Class A common stock. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part. The registration statement, including the exhibits and documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website or at the SEC offices mentioned under the headings "Information Incorporated by Reference" and "Where You Can Find More Information."

        THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information contained in, or incorporated by reference in, this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We are an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act of 1933, or the Securities Act, and Section 3(a)(80) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to Section 102 of the Jumpstart Our Business Startups Act, or the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from the documents incorporated by reference herein. We previously opted out of the extended transition period with respect to new or revised accounting standards and, as a result, we comply with any such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards was irrevocable. We may avail ourselves of these provisions until December 31, 2015, after which we will cease to be an emerging growth company.

        Unless we state otherwise or the context otherwise requires, the terms "Adeptus Health," "Adeptus," "we," "us," "our" and the "Company" refer to Adeptus Health Inc. and its consolidated subsidiaries after giving effect to the Reorganization Transactions (as defined herein) completed in connection with our initial public offering, as described under "Our Company"; prior to the consummation of the Reorganization Transactions and the completion of our initial public offering, these terms refer to Adeptus Health LLC, a Delaware limited liability company through which we are currently conducting our operations and its consolidated subsidiaries.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events, development and results with respect to, without limitation, conditions in our industry, our operations, our economic performance and financial condition. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "outlook," "aim," "anticipate," "are confident," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words in connection with a discussion of future operating or financial performance. Forward-looking statements speak only as of the date made. All statements we make relating to our estimated and projected earnings, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are disclosed under the heading "Risk Factors" and elsewhere in this prospectus and under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on February 27, 2015, including, without limitation, in conjunction with the forward-looking statements included and incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include without limitation:

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  our ability to implement our growth strategy;

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  our ability to maintain sufficient levels of cash flow to meet growth expectations;

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  our ability to protect our brand;

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  federal and state laws and regulations relating to our facilities, which could lead to the incurrence of significant penalties by us or require us to make significant changes to our operations;

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  our ability to locate available facility sites on terms acceptable to us;

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  competition from hospitals, clinics and other emergency care providers;

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  our dependence on payments from third-party payors;

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  our ability to source and procure new products and equipment to meet patient preferences;

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  our reliance on Medical Properties Trust and the Master Funding and Development Agreements;

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  disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs;

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  our ability or the ability of our healthcare system partners to negotiate favorable contracts or renew existing contracts with third-party payors on favorable terms;

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  significant changes in our payor mix or case mix resulting from fluctuations in the types of cases treated at our facilities;

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  significant changes in the rules, regulations and systems governing Medicare and Medicaid reimbursements;

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  material changes in Internal Revenue Service, or the IRS, revenue rulings, case law or the interpretation of such rulings;

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  shortages of, or quality control issues with, emergency care-related products, equipment and medical supplies that could result in a disruption of our operations;

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  the intense competition we face for patients, physician use of our facilities, strategic relationships and commercial payor contracts;

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  the fact that we are subject to significant malpractice and related legal claims;

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  the growth of patient receivables or the deterioration in the ability to collect on those accounts;

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  the impact on us of Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or PPACA, which represents a significant change to the healthcare industry; and

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  ensuring our continued compliance with the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which could require us to expend significant resources and capital.

        Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and in the documents incorporated by reference herein. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus or incorporated by reference. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

v

OUR COMPANY

        This summary highlights selected information contained elsewhere in this prospectus or documents incorporated by reference herein, but it does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus, any prospectus supplement and the documents incorporated herein or therein carefully, including the section entitled "Risk Factors" and the financial statements and the related notes incorporated by reference into this prospectus, before you decide to invest in shares of our Class A common stock.

Company Overview

        We are a patient-centered healthcare organization providing emergency medical care through the largest network of independent freestanding emergency rooms in the United States and partnerships with leading healthcare systems. We have experienced rapid growth in recent periods, growing from 14 freestanding facilities at the end of 2012 to 26 freestanding facilities at the end of 2013, and to 68 freestanding facilities as of June 30, 2015. We operate facilities currently located in the: (i) Houston, Dallas/Fort Worth, San Antonio and Austin, Texas markets; (ii) Colorado Springs and Denver, Colorado markets; and (iii) Phoenix, Arizona market, which includes a full service, licensed general hospital. Each of the facilities opened in 2014 and 2015 were newly constructed.

        Since our founding in 2002, our mission has been to address the need within our local communities for immediate and convenient access to quality emergency care in a patient-friendly, cost-effective setting. We believe we are transforming the emergency care experience with a differentiated and convenient care delivery model which improves access, reduces wait times and provides high-quality clinical and diagnostic services on-site. Our facilities are fully licensed and provide comprehensive emergency care with an acuity mix that we believe is comparable to hospital-based emergency rooms.

        For a description of our business, financial condition, results of operations and other important information regarding Adeptus, we refer you to our filings with SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see "Information Incorporated by Reference" and "Where You Can Find More Information."

        Adeptus Health Inc. was incorporated as a Delaware corporation on March 7, 2014 for the purpose of conducting our initial public offering, which was completed on June 30, 2014. In connection with the initial public offering, we completed a reorganization (the "Reorganization Transactions"), which among other things, resulted in Adeptus Health Inc. becoming a holding company with its sole material asset being a controlling equity interest in Adeptus Health LLC. As the sole managing member of Adeptus Health LLC, Adeptus Health Inc. operates and controls all of the business and affairs of Adeptus Health LLC and, through Adeptus Health LLC and its subsidiaries, conducts our business. Adeptus Health Inc. owns 100% of the voting rights of Adeptus Health LLC, and therefore has control over Adeptus Health LLC.

 RISK FACTORS

        The purchase and holding of our Class A common stock involves various risks. You should carefully consider each of the risks described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on February 27, 2015, which are incorporated by reference herein, as such factors may be updated from time to time in our periodic filings with the SEC, and all of the other information included or incorporated by reference in this prospectus when acquiring or holding our Class A common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our Class A common stock to decline. You could lose all or part of your investment.

 USE OF PROCEEDS

        In the case of a sale of shares of our Class A common stock by us, the use of proceeds will be specified in the applicable prospectus supplement. In the case of a sale of shares of our Class A common stock by any selling stockholders, we will not receive any of the proceeds from such sale.

 DIVIDEND POLICY

        We do not currently plan to pay a dividend on our Class A common stock. The declaration, amount and payment of any future dividends on shares of our Class A common stock will be at the sole discretion of our board of directors.

        Adeptus Health Inc. is a holding company and has no material assets other than its ownership of limited liability company units of Adeptus Health LLC, or LLC Units. In the event that we do pay a dividend, we intend to cause Adeptus Health LLC to make distributions to us in an amount sufficient to cover such dividend. If Adeptus Health LLC makes such distributions to us, the other holders of LLC Units will also be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units.

        Our Senior Secured Credit Facility limits the ability of Adeptus Health LLC to pay distributions to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations and Commitments—Senior Secured Credit Facility" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein.

        Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, Adeptus Health LLC is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Adeptus Health LLC (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Adeptus Health LLC are generally subject to similar legal limitations on their ability to make distributions to Adeptus Health LLC.

SELLING STOCKHOLDERS

        Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment hereto or in filings we make with the SEC, which are incorporated by reference into this prospectus.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, the forms of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

        Our authorized capital stock consists of 50,000,000 shares of Class A common stock, par value $0.01 per share, 20,000,000 shares of Class B common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock.

        Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

        Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. The holders of our common stock vote to elect our directors by a plurality of the votes cast. On all other matters other than those specified in our amended and restated certificate of incorporation and amended and restated by-laws, where a 66 2/3% vote of the then outstanding shares of our common stock is required, the affirmative vote of a majority in voting power of shares present at a meeting of the holders of our common stock is required.

  Class A Common Stock

        Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive our remaining assets available for distribution.

        Holders of shares of our Class A common stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our Class A common stock. Subject to the transfer restrictions set forth in the Amended and Restated Limited Liability Company Agreement, certain of the owners of Adeptus Health LLC prior to the consummation of our initial public offering, which we collectively refer to as the Post-IPO Unit Holders, may exchange their vested LLC Units (together with a corresponding number of shares of our vested Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications.

  Class B Common Stock

        Holders of shares of Class B common stock shall be entitled to one vote for each share of record on all matters submitted to a vote of stockholders.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Adeptus Health Inc. However, if Adeptus Health LLC makes distributions to Adeptus Health Inc., the other holders of LLC Units, including the Post-IPO

Unit Holders, will be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units.

        Holders of shares of our Class B common stock do not have preemptive, subscription or, except as described below, conversion rights. There are no redemption or sinking fund provisions applicable to our Class B common stock. Shares of Class B common stock will generally not be transferable other than in connection with an exchange of LLC Units for Class A common stock.

        Holders of shares of Class B common stock have the right to exchange their vested LLC Units (together with a corresponding number of shares of our vested Class B common stock) for shares of our Class A common stock on a one-for-one basis.

Preferred Stock

        We do not currently have any preferred stock outstanding. However, our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock are available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

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  the designation of the series;

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  the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

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  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates at which dividends, if any, will be payable;

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  the redemption or repurchase rights and price or prices, if any, for shares of the series and any applicable restrictions;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

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  restrictions on the issuance of shares of the same series or of any other class or series; and

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  the voting rights, if any, of the holders of the series.

        We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A common stock over the market price of the shares of Class A common stock.

Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and Certain Provisions of Delaware Law.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our amended and restated by-laws provide that special meetings of the stockholders may be called only by or at the direction of a majority of the board of directors, the chairman of our board of directors or chief executive officer. Our amended and restated by-laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

        Our amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated by-laws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Amendment of By-laws

        Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to make, alter or repeal our amended and restated by-laws and that our stockholders may only amend our amended and restated by-laws with the approval of the majority of all of the outstanding shares of our capital stock entitled to vote.

No Cumulative Voting

        The General Corporation Law of the State of Delaware, or the DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders of a company may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise.

Delaware Anti-Takeover Statute

        We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company's board of directors.

        However, our amended and restated certificate of incorporation and by-laws provide that in the event Sterling Partners, a significant stockholder, ceases to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. If Section 203 were to apply to us, we expect that it would have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Choice of Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the Delaware General Corporation Law, the amended and restated certificate of incorporation and the amended and restated by-laws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. We may consent in writing to alternative forums. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Transfer Agent and Registrar

        Computershare Trust Company, N.A., is the transfer agent and registrar for our Class A common stock.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "ADPT."

 PLAN OF DISTRIBUTION

        We and/or one or more selling stockholders, if applicable, may sell the shares of Class A common stock covered by this prospectus in any of the following ways (or in any combination):

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  directly to one or more purchasers;

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  to or through underwriters or dealers; or

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  through agents.

        We will prepare a prospectus supplement or supplements, if required, that will describe the method of distribution and disclose the terms and conditions of any offering of shares of Class A common stock, including:

  •
  the name or names of any underwriters, dealers or agents and the amounts of Class A common stock underwritten or purchased by each of them;

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  the offering price of the shares of Class A common stock and the proceeds to us and/or any selling stockholders, if applicable, and any underwriting discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers; and

  •
  any options under which underwriters may purchase additional shares of Class A common stock from us and/or any selling stockholder.

        Any offering price and any discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers may be changed from time to time. We may determine the price or other terms of the shares of Class A common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

        Pursuant to our registration rights agreement with our sponsor and certain other stockholders, we will pay certain registration expenses of such selling stockholders.

        We and/or any selling stockholders, if applicable, may distribute the Class A common stock from time to time in one or more transactions at:

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  a fixed price or prices, which may be changed from time to time;

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  market prices prevailing at the time of sale;

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  prices relating to such prevailing market prices; or

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  negotiated prices.

        Underwriters, dealers or any other third parties described above may offer and sell the offered Class A common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any shares of Class A common stock, the Class A common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Class A common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the shares of Class A common stock will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares of Class A common stock if they purchase any of the shares of Class A common stock (other than any shares of Class A common stock purchased upon exercise of any overallotment option), unless otherwise specified in the prospectus supplement. We and/or one or more selling stockholders may use underwriters with whom we and/or such selling stockholders have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, as required, naming the underwriter.

        We and/or one or more selling stockholders, if applicable, may sell the Class A common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the Class A common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may engage in "at the market" offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares of Class A common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts. Any underwriters, dealers and agents that participate in the distribution of the Class A common stock may be deemed to be "underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the Class A common stock, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

        The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

        If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a "conflict of interest" as defined in FINRA Rule 5121 ("Rule 5121"), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

        We and/or any selling stockholders may agree to indemnify an underwriter, dealer or agent against certain liabilities related to the selling of the Class A common stock, including liabilities arising under the Securities Act. Under our registration rights agreement with the Sponsors and certain other stockholders, we have agreed to indemnify certain selling stockholders against certain liabilities that may arise under the Securities Act.

        The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

        Selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus. Registration of the shares of Class A common stock covered by this prospectus does not mean that any shares of Class A common stock will be offered or sold.

LEGAL MATTERS

        The validity of the Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Adeptus Health Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED ACCOUNTING FIRM

        On October 22, 2013, the board of directors engaged KPMG LLP, or KPMG, as the independent registered public accounting firm of First Choice ER, LLC and its consolidated subsidiaries. Concurrent with this appointment, we dismissed Grant Thornton LLP, or Grant Thornton, effective October 22, 2013. The decision to change our principal independent registered public accounting firm was approved by our audit committee. Grant Thornton's report on the financial statements of First Choice ER, LLC and its consolidated subsidiaries for the year ended December 31, 2012 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were (i) no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with its reports and (ii) no reportable events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K issued by the SEC, in connection with the audit of the financial statements of First Choice ER, LLC and its consolidated subsidiaries for the 2012 period audited by Grant Thornton through the replacement of Grant Thornton with KPMG.

        Neither we nor anyone acting on our behalf consulted with KPMG at any time prior to their retention by us with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of First Choice ER, LLC and its consolidated subsidiaries, and neither a written report nor oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement or a reportable event (as such terms are defined in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K).

 INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate certain information in this prospectus by reference to other documents that we file with them. This means that we can disclose information to you for purposes of this prospectus by referring you to other documents on file with the SEC. The information incorporated by reference is an important part of this prospectus.

        We incorporate in this prospectus by reference the documents listed below:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

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  our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed on May 1, 2015;

  •
  our Definitive Proxy Statement on Schedule 14A, filed on April 14, 2015 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014);

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  our Current Reports on Form 8-K filed on February 26, 2015, April 21, 2015, April 23, 2015, May 11, 2015, May 22, 2015 and June 19, 2015;

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  the description of our Class A common stock contained in our Registration Statement on Form 8-A filed on June 25, 2014, including all amendments and reports filed for the purpose of updating such description; and

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  all other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offerings to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

        Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been "furnished" to and not "filed" with the SEC.

        Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

        We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents, at no cost, by writing or telephoning us at the following address:

Adeptus Health Inc.
2941 Lake Vista Drive
Lewisville, Texas 75067
Telephone: (972) 899-6666

        Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Report, are also available on our website at ir.adeptushealth.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

        You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor any selling stockholder has authorized anyone else to provide you with different information.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock covered by this prospectus. This prospectus, filed as part of the registration statement, together with the information incorporated by reference herein, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements made in or incorporated by reference herein about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and as a result, file annual, quarterly and current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above or inspect them without charge at the SEC's website.

2,450,000 Shares

Class A Common Stock

Prospectus Supplement

Goldman, Sachs & Co.